Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, 2005 EARNINGS YTD – UP 11.7  PERCENT,  4th QUARTER - UP 9. 5 PERCENT

POWHATAN, VA.,  January 31, 2006 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported fourth quarter 2005 earnings of $1,306,960 an increase of $113,662 or 9.5 percent when compared to $1,193,298 in the fourth quarter of 2004. On a per share basis, basic earnings were $0.57 per share, an increase of 8.2 percent versus $0.53 per share in the fourth quarter of the prior year, while fully diluted earnings per share were $0.56 compared with $0.52 for the fourth quarter 2004. In the fourth quarter, the Company’s return on assets was 1.32 percent up from the prior year’s fourth quarter of 1.27 percent, while the return on average shareholders equity was 16.22 percent, versus 15.37 percent in the prior year’s fourth quarter. At December 31, 2005, total assets stood at a record $397,217,720 with investment securities at $165.6 million, loans at $197.6 million, deposits growing to $322.2 million and total shareholders equity reaching $32.9 million. At year end, the book value of a share of common stock had improved to $14.40 compared to $13.87 in 2004.

For the full year 2005, net income totaled $4,876,840 an increase of $512,516 or 11.7 percent compared to $4,364,324 in 2004. Over this same period, basic earnings per share were $2.14 compared to $1.95 an increase of 10.2 percent and on a fully diluted basis were $2.11 versus $1.91 an increase of 10.6 percent. The return on assets for the full year 2005 improved to 1.25 percent versus 1.18 percent in 2004 and the return on shareholders equity increased to 15.02 percent compared to 14.80 percent in the prior year.

Average earning assets for the fourth quarter were $367.6 million, an increase of $19.0 million or 5.5 percent when compared to $348.6 million in the corresponding quarter last year. Average loans grew by $18.7 million to $194.9 million, up 10.6 percent from the prior year’s fourth quarter average balances of $176.2 million. Total deposits averaged $323.7 million up 5.5 percent from the prior year’s fourth quarter average of $306.9 million, continuing their growth albeit at slower rates than previously experienced in the past two years. The bank's average investment securities portfolio increased by 1.5 percent or $2.4 million to $168.8 million from $166.4 million in the prior year’s fourth quarter. Overnight funds sold declined to $3.3 million compared to last year’s fourth quarter average of $5.3 million. Average total borrowings from the Federal Home Loan Bank in the fourth quarter remained unchanged from the prior year at $30.5 million, however the composition of the total changed as $4.6 million of average overnight borrowings were converted to term borrowings. Average total assets grew by $20.1 million or 5.3 percent to $396.6 million for the quarter compared to last year’s quarterly average of $376.5 million.

The net interest income on a fully tax equivalent (FTE) basis for the fourth quarter was $3.98 million, an increase of $0.39 million or 11.0 percent compared to $3.58 million in the fourth quarter of 2004. The tax equivalent net interest margin for the fourth quarter increased to 4.33 percent from 4.11 percent in the prior year’s fourth quarter. For the full year the tax equivalent income was $15.2 million compared to $13.8 million, an improvement of $1.38 million or 10.0 percent. The net interest margin for the full year 2005 was 4.20 percent compared to 4.05 percent last year.

Non-interest income for the fourth quarter increased by 26.5 percent totaling $897,752, an increase of $187,942 compared to the prior year’s fourth quarter total of $709,810. The increase is largely attributable to increased net gains on securities sold, increased deposit fees and charges, and increased fees from secondary market real estate loan sales. For the full year, non-interest income was $3.0 million compared to $2.8 million in the prior year, an improvement of $164,525 or 5.8 percent from the prior year. With the exception of revenues from non-deposit investment product sales, which declined by 31 percent, all other non-interest income components were up or relatively unchanged from the prior year. Deposit fees and charges were up 13.3 percent, bank card fees were up 20.0 percent, non recurring securities gains and losses were up 22.7 percent, while secondary market mortgage loan sales revenues and other non-interest income remained largely unchanged. The bank’s provision for loan losses for the quarter was $37,000 bringing the total for the year to $203,000 compared to $43,000 and $414,500 respectively in the prior year. At the end of the fourth quarter 2005, the loan loss reserve was maintained at 1.48 percent of net loans, versus 1.50 percent of net loans at the end of the fourth quarter of the prior year. The slight decline in the reserve is reflective of the lower levels of non-performing assets throughout the year. At quarter-end nonperforming assets totaled $1,077,905, down from the immediately preceding third quarter’s balance of $1,590,340 and up slightly from the fourth quarter of 2004’s balance of $999,849. The loan loss reserve also represents 271 percent coverage of total nonperforming assets.

Non-interest expense in the fourth quarter 2005 totaled $2.91 million an increase of 12.6 percent versus $2.58 million in the fourth quarter of last year. For the full year 2005, total non-interest expense was $10.95 million versus $9.98 million in 2004, an increase of $979,698 or 9.8 percent. Fifty-eight percent of the annual increase can be attributed to increases in staffing plus continuing enhancements to our employee health, benefit, and retirement plans, all a direct result of the overall growth of the bank. The remaining areas with significant increases were occupancy expenses due to the opening of our new main office in July 2005, legal and professional fees, taxes and licenses, equipment repairs and maintenance, and advertising and public relations expense. The bank’s efficiency ratios for the quarter and year to date were 59.7 and 60.1 percent compared to 60.2 and 59.8 percent respectively for the prior year.

“Our results for 2005 are indicative of sound earning asset and funding management coupled with effective deposit pricing. Despite our 2005 growth of 4.7 percent, we increased our return on assets to 1.25 percent, our net income increased by 11.7 percent, we increased capital by 4.9 percent, and our return on shareholders equity increased to 15.0 percent…” commented Ralph Larry Lyons, President and CEO. “…we expect our favorable growth trends should continue in 2006. Competition in the markets we serve remains keen and there is no doubt 2006 will be another challenging year, with the full financial impact of our new main office and its related expense, the potential for new branches, and interest rates stabilizing along a flat yield curve. We plan for 2006 to be an aggressive new business development year for Central Virginia Bank, and I believe we are well positioned not only to meet but to exceed our goals. 2006 should be another record year for Central Virginia Bankshares”.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 32 year-old, $400 million community bank with its headquarters in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE:

Central Virginia Bankshares, Inc.

CONTACTS:

Charles F. Catlett, III - Senior Vice President and Chief Financial Officer (804) 403-2002

Selected Financial Data follows for Central Virginia Bankshares, Inc., as of December 31, 2005

Central Virginia Bankshares, Inc.

	Fourth Quarter		12 Months Year to Date
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004

Net Income	1,306,960	1,193,298	4,876,840	4,364,324
Interest & Fees on Loans	3,759,895	2,977,919	13,609,704	11,122,815
Interest on Investments	2,314,144	2,272,763	9,337,014	9,156,369
Interest on Funds Sold	32,572	23,734	72,341	38,260
Interest on Deposits	1,982,228	1,556,116	7,190,999	5,982,163
Interest on Borrowings	350,035	356,559	1,438,994	1,363,285
Net Interest Income (FTE)	3,975,291	3,579,762	15,219,087	13,839,362
Non Interest Income	897,752	709,810	3,002,909	2,838,384
Loan Loss Provision	37,000	43,000	203,000	414,500
Interest Expense	2,332,263	1,912,675	8,629,993	7,345,448
Non Interest Expense	2,908,366	2,582,543	10,954,903	9,975,205
Period End Balances:
Investment Securities	165,658,244	169,039,238
Fed Funds Sold	-	-
Mortgage Loans Held for Sale	909,800	1,264,175
Loans (net of Unearned Discount)	197,558,226	179,932,177
Loan Loss Reserve	2,917,670	2,698,622
Non Interest Bearing Deposits	44,572,283	41,046,290
Total Deposits	322,228,948	309,946,969
Borrowings	40,190,000	36,497,000
Assets	397,217,720	379,276,193
Period End Shareholders Equity	32,908,971	31,380,946
Average Balances:
Average Assets	396,641,674	376,523,455	391,713,081	369,501,834
Average Earning Assets	367,602,402	348,601,721	362,360,007	341,839,984
Investment Securities	168,792,046	166,383,187	173,369,318	167,271,349
Federal Funds Sold	3,338,674	5,289,196	2,192,175	2,767,355
Mortgage Loans Held for Sale	597,320	735,833	589,770	531,333
Loans (net of Unearned Discount)	194,874,361	176,193,506	186,208,744	171,269,946
Non Interest Bearing Deposits	46,538,695	40,067,230	42,748,536	38,567,126
Total Deposits	323,712,932	306,874,527	318,679,166	300,772,675
FHLB Overnight Advances	-	4,586,957	295,890	5,252,732
FHLB Term Borrowings	30,500,000	25,913,043	30,834,247	24,939,891
Fed Funds Purchased & REPO	2,764,304	1,777,663	2,739,819	2,894,884
Average Shareholders Equity	32,222,235	31,048,595	32,465,553	29,487,242
Average Shares Outstanding - Basic	2,283,758	2,255,110	2,274,010	2,243,527
Average Shares Outstanding Fully Diluted	2,323,519	2,301,185	2,313,650	2,290,049
Asset Quality:
Charged Off Loans	11,416	30,596	93,702	213,796
Recoveries	12,937	15,205	109,750	43,475
Period End: Non-Accrual Loans	719,915	270,546
Loans Past Due 90 Days or More	247,160	604,783
Other Non Performing Assets	110,830	124,520
Other Real Estate	-	-
Total Non Performing Assets	1,077,905	999,849
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.57	$ 0.53	$ 2.14	$ 1.95
Net Income Per Share - Diluted	$ 0.56	$ 0.52	$ 2.11	$ 1.91
Period End Book Value Per Share	$ 14.40	$ 13.87
Return on Average Assets	1.32%	1.27%	1.25%	1.18%
Return on Average Equity	16.22%	15.37%	15.02%	14.80%
Efficiency Ratio	59.68%	60.21%	60.12%	59.81%
Average Loans to Average Deposits	60.20%	57.42%	58.43%	56.94%
Reserve for Loan Losses / Loans EOP	1.48%	1.50%
Net Interest Margin (FTE)	4.33%	4.11%	4.20%	4.05%